EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

Board of Directors

Dellacorte Acquisition Corp.

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-1/A and to the incorporation of our report dated April 9, 2008 on our audit of the balance sheets of Dellacorte Acquisition Corp. as of March 31, 2008 and December 31, 2007, and the related statements of operations, stockholder’s equity, and cash flows for the three months ended March 31, 2008, the period October 17, 2007 (inception) through December 31, 2007 and for the period October 17, 2007 (inception) through March 31, 2008.

/s/ Miller, Ellin & Company, LLP
New York, New York April 29, 2008	Miller, Ellin & Company, LLP